Exhibit 10.18
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into effective the 1st day of January, 2007 (the “Effective Date”), by and between NORTHRIM BANCORP, INC. and its wholly owned subsidiary, NORTHRIM BANK, a state-chartered commercial bank, with its principal office in Anchorage, Alaska (collectively, the “Employer”), and Christopher N. Knudson (the “Executive”).
     In consideration of the mutual promises made in this Agreement, the parties agree as follows:
     1. Employment.
     Employer employs Executive and Executive accepts employment with Employer as its Executive Vice President, Chief Operating Officer.
     2. Term.
     The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through December 31, 2007; provided, however, that on January 1, 2008 and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term. In the event the Term is not extended, Executive shall have no rights to any of the severance payments or benefits continuation described in Section 5 except as specifically provided for in Section 5 (a).
     3. Duties.
     The Executive will serve as Executive Vice President, Chief Operating Officer of the Employer. Executive shall render such executive, management and administrative services and perform such tasks in connection with the affairs and overall operation of the Employer as is customary for his position, subject to the direction of Employer’s President and Board of Directors. Executive shall devote necessary time, attention and effort to Employer’s business in order to properly discharge his responsibilities under this Agreement.
     4. Compensation, Benefits, Reimbursement and Bonus.
          a. Base Salary. In consideration for all services rendered by Executive during the term of this Agreement, Employer shall pay Executive an annual base salary (before all customary and proper payroll deductions) of $230,000, as adjusted from time to time (“Base Salary”). The Board of Directors of the Employer shall review Executive’s salary each year, in a manner consistent with that used for all management employees of the Employer, and in its sole discretion may adjust such salary commensurate with the Executive’s performance under this Agreement.
          b. Incentive Compensation. Under the Employer’s Executive Incentive Compensation Plan, Executive shall be eligible to receive an annual bonus based on performance as defined by the Board of Directors. Executive’s annual target bonus will equal 30% of Base Salary. This is the amount payable for ambitious, but expected, results as determined by the Board of Directors. Executive’s bonus may be more or less than this amount at the Board of Directors discretion but may not exceed 40% of Base Salary.
          c. Stock Options. Executive shall be eligible for stock option grants under the Employer’s Stock Incentive Plan. The timing and size of awards will be at the discretion of the Board of Directors.
          d. SERP and Deferred Compensation. Executive shall also be entitled to receive an annual contribution equal to 15% of annual Base Salary in accordance with the Employer’s Supplemental Executive Retirement Plan, as may be adjusted at the discretion of the Board of Directors from time to time. The Executive may also participate in the Employer’s Deferred Compensation Plan.
          e. Supplemental Retirement Deferred Compensation. Executive shall also participate in the Company’s Supplemental Retirement Deferred Compensation Plan, in accordance with such plan.
          f. Other Benefits. Throughout the term of this Agreement, Employer shall provide Executive with reasonable health insurance, disability and other employee benefits. Executive shall participate in all employee benefit plans and programs of Employer on a basis at least as favorable as that accorded to any other officer of Employer.
          g Expenses. Employer shall reimburse Executive for his reasonable expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the business of Employer. Executive shall present from time to time itemized accounts of any such expenses as required by Employer, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service.
          h. Automobile Allowance. Executive shall receive a SEVEN HUNDRED Dollar ($700.00) monthly automobile allowance for his automobile, fuel and maintenance expenses for Bank business. No other expense reimbursement will be provided for use of his vehicle.
     5. Termination of Agreement.
          a. Termination Due to a Change in Control. If (A) Employer (either Northrim BanCorp, Inc. or Northrim Bank) is subjected to a Change of Control (as defined in Section 5(f)(i)), and (B) either Employer or its assigns terminates Executive’s employment without Cause (either during the annual term of this Agreement or by refusing to extend this Agreement when the annual termination occurs every December 31) or Executive terminates his employment for Good Reason within 730 days of such Change of Control, then Employer shall pay Executive in a lump sum: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; (ii) a pro rata portion of any annual target bonus for the year of termination; and (iii) an amount equal to two (2) times Executive’s highest Base Salary over the prior three (3) years, plus an amount equal to two (2) times the target bonus or two (2) times the average bonus paid over the prior three (3) years, whichever is greater; and (iv) benefits described in Sections 5(b)(I) and (II) below. The amounts described in Section 5(a)(i) and (ii) herein shall be paid no later than 45 days after the day on which employment is terminated. The amount described in Section 5(a)(iii) herein shall be paid on the first day of the month following a period of six (6) months after the termination of employment, provided that the payment may be made sooner if either (i) the amount does not exceed two times the lesser of (a) the Executive’s annual compensation for the year prior to the year in which employment is terminated; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for such year (the “IRC Safe Harbor”) or (ii) at the Executive’s election, the amount described in Section 5(a)(iii) is reduced to fit within the IRC Safe Harbor. No payment will be made pursuant to Section 5(a)(iii) until the Executive has signed an agreement, in a form acceptable to Employer, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Executive’s employment with Employer or the performance of this Agreement (“Release Agreement”).
          b. Termination by Employer Without Cause or by Executive for Good Reason. If Employer terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, Employer shall pay Executive in a lump sum: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date, plus a pro rata portion of any annual target bonus for the year of termination; and (ii) an amount equal to two (2) times Executive’s highest Base Salary over the prior three (3) years, plus an amount equal to two (2) times the target bonus or two (2) times the average bonus paid over the prior three (3) years, whichever is greater. The amount described in 5(b)(i) herein shall be paid no later than 45 days after the day on which employment is terminated. The amount described in 5(b)(ii) herein shall be paid on the first day of the month following a period of six (6) months after the termination of employment, provided that the payment may be made sooner if either (i) the amount does not exceed the IRC Safe Harbor or (ii) at the Executive’s election, the amount described in Section 5(a)(ii) is reduced to fit within the IRC Safe Harbor. No payment will be made pursuant to Section 5(a)(ii) until the Executive has signed a Release Agreement.
               (I) Benefits Continuation. In addition, Executive shall be entitled to health and dental insurance benefits for a period of eighteen (18) months following the termination of this Agreement. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Internal Revenue Code (commonly referred to as “COBRA”).
               (II) Age and Service Credit. Executive shall also be entitled to receive age credit and credit for period of service towards all SERP plans for the remaining period of time covered by this Agreement. If Executive is hired by Employer, its assigns, any company in control of Employer, or any company controlled by Employer during the period covered by this Agreement, then Executive will be entitled to be treated for all purposes relating to future compensation, and benefits, as if this Agreement had never been terminated and as if Executive had performed his responsibilities as an Executive throughout the period originally covered by this Agreement.
          c. Termination by Employer for Cause or by Executive Without Good Reason. If Employer terminates Executive’s employment for Cause or if Executive terminates his employment without Good Reason, Employer shall pay Executive upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Executive shall have no right to receive compensation or other benefits for any period after termination under this Agreement.

          d. Termination Due to Disability. If Employer terminates Executive’s employment on account of any mental or physical Disability that prevents Executive from discharging his duties under this Agreement, even with reasonable accommodation, Executive shall be entitled to: (i) all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, (ii) a pro rata portion of any annual Target Bonus for the year of termination, (iii) full Base Salary for the year following the termination date (less the amount of any payments received by Executive during such one (1) year period under any Employer-sponsored disability plan), and (iv) health and dental insurance benefits for a period of one (1) year following the termination date, which benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of Code (commonly referred to as “COBRA”). All such compensation shall be paid Executive in one lump sum the first day of the month following a period of six (6) months after Executive’s employment was terminated, provided that Executive has signed a Release Agreement in a form acceptable to Employer.
          e. Termination Upon Death of Executive. Executive’s employment under this Agreement shall be terminated upon the death of Executive. In such case, the Employer shall be obligated to pay to the surviving spouse of Executive, or if there is none, to the Executive’s estate: (i) that portion of Executive’s Base Salary that would otherwise have been paid to him for the month in which his death occurred, and (ii) any amounts due him pursuant to the Employer’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to Executive by the Employer, according to the terms of the respective plans.
          f. Termination Definitions.
               (i) “Change of Control.” For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of one or more of the following events: (A) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of Employer’s outstanding common stock; (B) Replacement of a majority of the incumbent directors of Northrim BanCorp, Inc. or Northrim Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; (C) Dissolution or sale of fifty percent or more in value of the assets, of either Northrim BanCorp, Inc. or Northrim Bank; or (D) A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G of the Internal Revenue Code.
               (ii) “Cause.” For purposes of this Agreement, termination for “Cause” shall include termination because Executive (A) continually fails to substantially perform his duties with the Employer, (B) is adjudged guilty of a felony, any crime involving dishonesty or breach of trust or any crime involving a breach of his fiduciary duties to the Employer, (C) is willfully and continually failing to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Employer, (D) commits a material act of dishonesty or disloyalty related to the business of the Employer, or (E) is unable to substantially perform his duties with the Employer due to drug addiction or chronic alcoholism. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Employer’s Board of Directors at a meeting of the Board called for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, he was guilty of conduct that constitutes Cause (as defined above) and specifying the conduct in detail.
               (iii) “Disability.” For purposes of this Agreement, “Disability” shall mean a medically diagnosed physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the essential duties required under this Agreement even with reasonable accommodation. Employer’s Board of Directors, acting in good faith, shall make the final determination of whether Executive is suffering under any Disability (as herein defined) and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by the Executive and Employer’s Board of Directors at Employer’s expense.
               (iv) “Good Reason.” For purposes of this Agreement, termination for “Good Reason” shall mean termination by Executive as a result of any material breach of this Agreement by Employer. Good Reason shall include, but not be limited to: (A) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary, (B) a material reduction in Executive’s duties and responsibilities, but not merely a change in title, or (C) relocation of Executive’s primary workplace by more than fifty (50) miles.
     6. Limit on Severance Payment for Change of Control.
          Notwithstanding anything above in Section 5(a), if the severance payment provided for in that Section, together with any other payments which the Executive has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the severance payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Executive from the Employer or its affiliates and subsidiaries will be 2.99 times the Executive’s base amount (as defined in Section 280G of the Code) and so that no portion of the amounts received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax). Insofar as permitted by the Code, Employer shall reduce those elements of the severance pay package specified by the Executive, provided, however, that Employer will not reduce the SERP credits provided for in Section 5(b)(II). The determination as to whether any reduction in the severance payment is necessary shall be made by the Employer in good faith, and the determination shall be conclusive and binding on Executive. If through error or otherwise Executive should receive payments under this Plan, together with other payments the Executive has the right to receive from the Employer, in excess of 2.99 times his base amount Executive shall immediately repay the excess to Employer upon notification that an overpayment has been made.
     7. Covenant Not To Compete.
          a. Executive agrees that for the term of this Agreement and for a period of two (2) years after this Agreement is terminated pursuant to Section 5(a) or (b) (with the understanding that the two (2) year period will be shortened to one (1) year upon the completion of a transaction constituting a Change of Control, as defined in Section 5(f)(i)), Executive will not directly or indirectly be employed by, own, manage, operate, support, join, or benefit in any way from any business activity that is competitive with Employer’s business or reasonably anticipated business of which Executive has knowledge. For purposes of the foregoing, Executive will be deemed to be connected with such business if the business is carried on by: (i) a partnership in which Executive is a general or limited partner; or (ii) a corporation of which Executive is a shareholder (other than a shareholder owning less than 5% of the total outstanding shares of the corporation), officer, director, employee or consultant, whether paid or unpaid.
          b. The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this paragraph shall survive termination of this Agreement.
     8. Nondisclosure of Confidential Information.
          a. During the term of Executive’s employment and thereafter, Executive agrees to hold Employer’s Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by Employer and for Employer’s benefit. If anyone tries to compel Executive to disclose any Confidential Information, by subpoena or otherwise, Executive agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Executive’s agreement to protect Employer’s Confidential Information applies both during the term of this Agreement and after employment ends, regardless of the reason it ends.
          b. “Confidential Information” includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customers; advertisers; joint venture partners; suppliers; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Employer by its customers or others.
     9. Nonsolicitation.
     During the course of Executive’s employment and for a period of two (2) years from the date of termination of employment for any reason, Executive shall not directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (a) any person who was an employee of Employer during the one- (1) year period immediately preceding the termination of Executive’s employment; (b) any customer or client of Employer; or (c) any prospective customer or client of Employer from whom Executive actively solicited business within the last one (1) year of Executive’s employment.
     10. Non-Disparagement.
     Executive will not, during the Term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Employer’s officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

     11. Mutual Agreement to Arbitrate.
          a. In the event of a dispute or claim between Executive and Employer related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator whose decision will be final.
          b. The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek injunctive relief in court in appropriate circumstances.
          c. The arbitration procedure will afford Executive and Employer the full range of statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.
     12. Miscellaneous.
          a. This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.
          b. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties, except that Employer’s rights and obligations may not be assigned.
          c. If any provision of this Agreement is invalid or otherwise unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the Agreement to the extent it is unenforceable. All other provisions and any partially enforceable provisions shall remain unaffected and shall remain in full force and effect.
          d. In the event of any claim or dispute arising out of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all expenses incurred in connection with such claim or dispute, including, without limitation, attorneys’ fees and other professional fees. This paragraph shall apply to expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.
          e. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:	3111 “C” Street
Anchorage, AK 99503

Executive:	3612 Delores
Eagle River, AK 99577
          f. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced according to the laws of the State of Alaska.
          g. This Agreement is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Internal Revenue Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Agreement would cause a benefit or amount provided hereunder to be subject to tax under the Internal Revenue Code prior to the time such amount is paid, such provision shall, without the necessity of further action by the signatories to this Agreement, be null and void as of the Effective Date.

EMPLOYER:	NORTHRIM BANCORP, INC.

	By:	/s/ Ronald A. Davis

Ronald A. Davis
		Its:	Chairman of the Compensation Committee of The Board of Directors

NORTHRIM BANK

By: /s/ Ronald A. Davis

Ronald A. Davis
		Its:	Chairman of the Compensation Committee of The Board of Directors

EXECUTIVE:	/s/ Christopher N. Knudson

Christopher N. Knudson